Exhibit 99.1

FOR IMMEDIATE RELEASE

MICROTUNE CONTACTS:
CHIEF FINANCIAL OFFICER	MEDIA
Nancy A. Richardson	Kathleen Padula
Microtune, Inc.	Microtune, Inc.
972-673-1850	972-673-1811
investor@microtune.com	kathleen.padula@microtune.com

MICROTUNE, INC. RECEIVES NASDAQ STAFF DETERMINATION

REGARDING DELISTING STATUS

PLANO, TEXAS, APRIL 23, 2003—Microtune, Inc. (“Microtune”) received a NASDAQ Staff Determination on April 17, 2003 indicating that Microtune failed to comply with the filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14), and that its securities are, therefore, subject to delisting from the NASDAQ National Market. The notice is a result of the Company’s delinquency in filing its Form 10K for the year ended December 31, 2002. Microtune anticipates filing its Form 10K in May 2003 to correct the delinquency. Microtune has requested an oral hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) to review the NASDAQ Staff Determination and stay the delisting of its securities. There can be no assurance that the Panel will grant Microtune’s request for continued listing.

ABOUT MICROTUNE

Microtune, Inc. is a leading silicon and systems company that designs, manufactures and markets radio frequency (RF)-based solutions for the global broadband communications, transportation electronics and wireless connectivity markets. Inventors of the MicroTuner single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, transceiver and wireless products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 24 U.S. patents for its technology, with more than 50 applications pending approval that span its RF and wireless products, containing more than 2,000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design, manufacturing and sales centers located around the world. The web site is www.microtune.com.

Microtune is traded on the NASDAQ Stock Exchange under the symbol TUNEE.

EDITORS NOTE: Microtune is a registered trademark of Microtune, Inc.

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